                                                               EXHIBIT NO. 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, included in Post-Effective Amendment No. 79 to the Registration Statement (Form N-1A, No 2-14677) of Massachusetts Investors Growth Stock Fund.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated January 10, 2006, with respect to the financial statements and financial highlights of Massachusetts Investors Growth Stock Fund included in the Annual Report to Shareholders for the fiscal year ended November 30, 2005.


                                        ERNST & YOUNG LLP
                                        ERNST & YOUNG LLP

Boston, Massachusetts
January 23, 2006